Execution Copy

SEPARATION AGREEMENT, WAIVER AND RELEASE

This Separation Agreement, Waiver and Release ("Agreement") is entered into by and between Stephanie Ferris and her heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as "Executive") and Fidelity National Information Services, Inc. and its subsidiaries (including, without limitation, Worldpay, Inc., and its and their predecessors, successors and assigns (hereinafter collectively referred to as the "Company")).

Recitals

A. The Company employed Executive as Chief Operating Officer commencing on or about August 1, 2019, immediately after its acquisition of Worldpay, Inc., at which Executive previously served as Chief Financial Officer.

B. The Company and Executive entered into an Employment Agreement on August 1, 2019 (the "Employment Agreement"), which among other things provided for a three-year term, but allowed Executive to depart the Company after a transition period ending no earlier than January 31, 2020 and claim "Worldpay Good Reason," which she would have had on August 1, 2019 under the Worldpay Executive Severance Plan ("WP ESP").

C. Executive now wishes to voluntarily terminate her employment with the Company for "Worldpay Good Reason" effective as of the close of business on September 2, 2020 ("Date of Termination") FIS has waived any requirement in the Employment Agreement for additional notice and agrees that Executive has been employed by the Company for the period necessary for her to claim Worldpay Good Reason under her Employment Agreement.

D. The parties desire to fully and finally settle all claims or potential claims that each party may have against the other, whether known or unknown at this date, in exchange for the benefits offered herein.

Terms

1. **Obligations of the Company.** In consideration of Executive's agreement to the terms herein and for other good and valuable consideration as set herein, the Company agrees as follows:

(a) The Company will pay Executive a one-time lump sum payment of Two Million Nine Hundred Ninety Thousand Dollars ($2,990,000), less applicable withholdings, excise and payroll taxes, which represents two (2) years of Executive's base salary plus Executive's target annual incentive compensation plan bonus for the 2020 fiscal year and is the total amount of the cash severance payable to Executive. Such payment shall be made to Executive on the next payday of the Company after six (6) months from the Date of Termination (i.e., on or about March 15, 2021).

(b) Contingent upon the Company achieving the financial targets set by the Compensation Committee of the Company Board of Directors for fiscal year 2020 under the Corporate Officers Annual Incentive Compensation Plan , Executive would receive a one-time lump sum payment of the amount of any bonus achieved and paid up to target under this plan, less

applicable withholdings, excise tax (if any) and payroll taxes, which would be prorated to reflect the full number of months Executive worked in the fiscal year of termination. Any such payment shall be made to Executive in 2021 at the same time and in accordance with the same terms as bonuses are paid to active employees participating in this plan, but no later than March 15, 2021.

(c) For purposes of all equity agreements which Executive entered into with Worldpay prior to the effective date of the Employment Agreement, all such equity awards shall be fully vested and/or payable upon or following termination of employment in accordance with the terms of the grants upon termination for Good Reason upon a change of control, including settlement and distribution of performance awards and restricted units which shall be settled and distributed pursuant to the terms of the applicable award and continued post-employment exercisability of vested stock options to the extent provided under such equity agreements. For avoidance of doubt, the provisions of Section 12(a) of this Agreement shall apply to this section.

(d) With respect to the equity grant agreements which Executive entered into with the Company after the effective date of the Employment Agreement: (i) for the first one-third tranche of that three year equity award which Executive received on or about March 29, 2020, (A) the grants consisting of performance share units ("PSU's") and restricted stock units ("RSU's") will vest and/or be exercisable or distributed to Executive on the first anniversary of the grant (PSU's to be distributed at target) as set forth in the grant agreements, and (B) the stock option grant will vest as of the Effective Date and be fully exercisable for three months after the Date of Termination. All other RSU's, PSU's and stock options in those March 29, 2020 grant agreements shall remain unvested and shall be forfeited at the Date of Termination in accordance with the grant agreement terms; and (ii) Executive acknowledges and agrees that the portion of the PSU's awarded under Executive's August 8, 2019 Worldpay Integration Incentive Grant Agreement with respect to the First Measurement Period thereunder which were approved for vesting and distribution by the Compensation Committee of the Board of Directors of the Company at their meeting on July 23, 2020, were distributed to her brokerage account at Fidelity Investments, less shares withheld to cover tax withholding obligations, on or about August 6, 2020, and that all remaining PSU's or value associated therewith in that grant agreement shall remain unvested and shall be forfeited at the Date of Termination in accordance with the grant agreement terms.

(e) As long as Executive pays the full monthly premiums for COBRA coverage, Company shall provide Executive and, as applicable, Executive's eligible dependents, with continued medical and dental coverage on the same basis as provided to Company's active executives and their dependents until the earlier of: (i) eighteen (18) months after the Date of Termination; or (ii) the date Executive is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, on the next payday of the Company after six (6) months from the Date of Termination, Company shall pay Executive a lump sum cash payment equal to seventeen (17) monthly medical and dental COBRA premiums based on the level of coverage in effect for the Executive (e.g., employee only or family coverage) on the Date of Termination.

(f) Accrued Obligations as defined under the Employment Agreement, including a reduction of two (2) vacation days to be used on September 1 and 2, 2020;

(g) The Company shall direct its current Chief Executive Officer, Chief Financial Officer, President-Banking & Merchant Solutions, Chief Legal Officer and Chief People Officer to refrain from expressing (or causing others to express) to any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning Executive. Nothing herein shall prohibit anyone from testifying truthfully under oath in any legal proceeding.

(h) Following the Date of Termination, Executive shall have the right to indemnification for any acts or omissions in her official capacity as a Company officer occurring during her employment with the Company in accordance with applicable law and the provisions of the Company's by-laws and directors' and officers' liability insurance to the extent allowed under the provisions of such bylaws and insurance policies to executive officers of the Company after their termination of employment.

(i) In the event of her death prior to her receipt of amounts due under Section 1 hereof, all amounts due Executive thereunder shall be distributed when due in accordance with the instructions of the administrator of her estate in accordance with applicable law..

2. **Obligations of Executive.** In consideration of the agreement of the Company to the terms herein and for other good and valuable consideration as set forth below, Executive agrees as follows:

(a) Executive hereby irrevocably and unconditionally releases the Company and its affiliates, subsidiaries and joint ventures, and any of its or their respective shareholders, directors, members, officers, employees, partners, representatives, agents, predecessors, successors, assigns and/or attorneys, each in their respective official capacities as such (hereinafter collectively referred to as the "Company Released Parties"), from and waives any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that Executive has or may have against the Company Released Parties; and particularly, without limiting the generality of the foregoing, Executive waives and releases the Company Released Parties from all matters relating to or arising out of the Employment Agreement, her employment with Company, her compensation by Company (including any bonuses, incentives, equity issued by the Company after the effective date of the Employment Agreement except as specified in Sections 1(b) and 1(d) hereof, relocation benefits, paid time off and benefits), and/or her separation from employment with the Company, and including, without limitation, any causes of action or claims for wrongful or retaliatory discharge, unlawful employment discrimination or harassment arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the Older Workers Benefit Protection Act; the Ohio Civil Rights Act, as amended; the Florida Civil Rights Act, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991, as amended; 42 U.S.C. §1981, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; Executive Orders 11246 and 11073; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Fair Credit Reporting Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act of 2010, and any other federal, state, local or foreign equal opportunity law, constitutional provision, statute, common law doctrine, public

policy, executive order, or municipal ordinance; and any other causes of action or claims based upon any other federal, state, local or foreign laws or municipal ordinances or upon common law affecting or relating to the claims or rights of employees, including any and all suits in tort (including negligence) or contract (whether oral, written or implied), or any other common law or equitable basis of action which Executive had, now has or may claim to have against the Company Released Parties, or which Executive, her heirs, executors, administrators, successors and assigns hereafter can, shall or may have for any reason against the Company Released Parties. Notwithstanding the above, nothing in this section or this Agreement shall release the Company Released Parties from (i) any action for breach of its obligations under this Agreement, (ii) Executive's right to accrued, vested benefits under any employee benefit plan of the Company, (iii) right to indemnification, as provided by, and in accordance with the terms of, applicable law, the Company's by-laws or otherwise, and (iv) Executive's coverage under applicable directors' and officers' liability insurance.

(b) Executive represents that she has not and does not intend to participate in or file against any of the Company Released Parties any action, cause of action, lawsuit or proceeding regarding, or in any way related to, any of the claims released in Section 2(a) of this Agreement, and that he understands that the Company Released Parties have reasonably relied on the representations in this Section 2(b) in agreeing to perform those obligations set forth in Section 1 of this Agreement and further agrees that this Agreement may be pleaded as a bar to any such action, cause of action, lawsuit or proceeding. Executive also promises and agrees that if any court assumes jurisdiction over any such action against the Company Released Parties involving or on behalf of Executive, he shall promptly withdraw from and request that such court dismiss any such action. Executive further represents that he will not voluntarily lend her support to or participate in any action, cause of action, claim, investigation, lawsuit or proceeding adverse to or brought against the Company Released Parties by any third party, and will not communicate in any way with the media with respect to any such claim or action (other than to respond that she has "no comment"). Notwithstanding the above representations, the parties acknowledge that Executive has a legal obligation to respond to any lawfully issued subpoena by a court or administrative agency, and as long as the subpoena was not in any way solicited by him as a way to circumvent her obligations hereunder, her offering of truthful testimony under oath in response to such a lawfully issued subpoena will not be considered a violation of this provision.

(c) Executive further represents and affirms that she is not presently aware of any corporate fraud having been committed by any employee of the Company during her employment with it nor is she aware of and has no knowledge or facts supporting any allegation or claim that the Company has engaged in any type of illegal activity.

(d) Executive shall refrain from expressing (or causing others to express) to any employee of Company or any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning the Company and/or its operations, services, officers or employees. Nothing herein shall prohibit anyone from testifying truthfully under oath in any legal proceeding.

(e) Executive shall immediately return to the Company all information and property in her possession or control belonging to the Company Released Parties, including but not limited to computers, cell phones, pda's, computer equipment, electronic mail and other

electronic information, credit cards and supplies, company reports and records, vendor information, customer information, investor information, employee information, contracts, bids, drafts of contracts, documents of any kind regarding or relating to real properties held by the Company, policies, forms, files regarding company matters, telephone listings of customers, personnel or vendors, internal memoranda concerning any of the above, and all cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Executive received, prepared or helped prepare in connection with her employment with the Company, whether in documentary, electronic or other tangible form; and Executive shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. Notwithstanding the foregoing, Executive may make an electronic copy of and retain her contacts list and calendar.

(f) Executive shall maintain the confidentiality of all confidential information or trade secrets of the Company and shall refrain from, either directly or indirectly, either on her own behalf, or on behalf of another business, divulging, using or misappropriating the confidential information or trade secrets of the Company on behalf of any other person or entity. The restrictions on Executive's disclosure of confidential information and/or trade secrets of the Company under this Agreement shall not apply to information of the Company which: (i) becomes generally known or available to the public through no act or failure to act on the part of Executive; or (ii) is required to be disclosed pursuant to a lawfully issued subpoena by a court or administrative agency, but only after any such subpoena is provided by Executive to the Company (if legally permissible to do so and feasible under the relevant circumstances) and the Company has had an opportunity to object or seek a protective order prior to any disclosure of its confidential information or trade secrets.

(g) Executive agrees to comply in all respect with her confidentiality, non-competition, non-solicitation, no-hire, and non-disparagement agreements as set forth in the Employment Agreement and any equity award agreements she has signed through: (i) one year from the Effective Date of this Agreement; and (ii) in the case of confidentiality, for the maximum period allowed under applicable law (subject to the exceptions set forth in Section 2(f) hereof).

(h) All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, trade secrets, methods, improvements and the like conceived, developed or otherwise made or created or produced by the Executive alone or with others, and in any way relating to the actual or proposed business, products or services of the Company of which the Executive has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Executive's employment with the Company ("Works"), shall be the sole and exclusive property of the Company. Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of Executive's right, title and interest throughout the world in and to all Works.

(i) Executive agrees to perform promptly, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all Works assigned to the Company pursuant to this Agreement, or any similar agreement including, but not limited to, disclosing information, executing documents and assisting or cooperating in legal proceedings.

(j) Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company, its subsidiaries or affiliates, or any of their respective successors, that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or Executive's attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company, its subsidiaries or affiliates, or any of their respective successors, for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, its subsidiaries or affiliates, or any of their respective successors, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(k) Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination, anti-harassment, or anti-retaliation laws. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made to such an agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

(l) Executive agrees that she will provide reasonable assistance and information, if reasonably requested by the Company and upon reasonable notice, regarding any federal, state or local government agency or department's inquiries or investigations or any legal claims or litigation relating to events occurring or known to her during the time she was employed by the Company, subject to her then current business and personal commitments. Executive shall be promptly reimbursed by the Company for any out-of-pocket expenses reasonably incurred in providing such requested assistance.

3. **Recovery of Benefits.** If Executive engages in conduct which violates or breaches any provision of Section 2(a) or (b) herein, the Company shall be entitled to withhold or recover its costs and expenses (including attorney's fees) and any losses or damages resulting therefrom from monies paid to Executive under Sections 1(a) and (b) of this Agreement.

4. **Non-Admission.** Neither this Agreement, nor anything contained herein, is to be construed as an admission by any of the Executive or the Company Released Parties of any liability, wrongdoing or unlawful conduct whatsoever.

5. **Severability.** In the event that any provision(s), sub-provision(s) or clause(s) of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

6. **Entire Agreement.** This Agreement contains the entire understanding and agreement between the parties regarding the subject matter herein, and shall not be modified or superseded except upon express written consent of the parties to this Agreement. The recitals herein are true and correct and are a part of this Agreement. The parties represent and acknowledge that in executing this Agreement, each party does not rely and has not relied upon any representation or statement made by another party or their agents, representatives or attorneys which is not set forth in this Agreement.

7. **Supersedes Past Agreements.** This Agreement supersedes and renders null and void any previous agreements or contracts regarding Executive's employment with the Company, whether written or oral, between Executive and any of the Company Released Parties, except for equity award agreements and agreements, or provisions therein, concerning non-competition, non-solicitation, no-hire or confidentiality obligations of the Executive, specifically including any remedies for breach of the terms and conditions of the equity award agreements, which shall remain in effect for the duration set forth therein or by applicable law.

8. **Attorneys' Fees.** An award of reasonably incurred costs and attorney's fees shall be entered (a) in favor of the prevailing party and against the non-prevailing party in any action brought to enforce the terms of this Agreement in a court of competent jurisdiction, or (b) in favor of any party required to defend a lawsuit or any other type of action which has been waived or released herein and against the party bringing the lawsuit or action. An award of attorney's fees and costs under this provision shall include those costs and attorney's fees incurred in litigating entitlement to attorney's fees and costs, as well as in determining and quantifying the amount of recoverable attorney's fees and costs.

9. **Agreement Not to be Used as Evidence.** This Agreement shall not be admissible as evidence in any proceeding except where one of the parties to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached, or where one of the parties is required to produce this Agreement or evidence of a particular provision of the Agreement by a court or administrative agency of competent jurisdiction.

10. **Opportunity to Consider.** The Company has advised Executive of her right to consult with an attorney prior to executing this Agreement, and Executive acknowledges that she has conferred with counsel, Henry Morgenbesser of Katzke & Morgenbesser LLP, and has been represented by him throughout the negotiation of this Agreement, and has been given a period of at least twenty-one (21) days within which to consider this Agreement. The Company and Executive acknowledge that each has read, studied, considered, and deliberated upon this Agreement, has consulted with counsel, and both parties fully understand and are in complete agreement with all of the terms of this Agreement.

11. **Effective Date.** This Agreement may be revoked by Executive for a period of seven (7) days following her execution of the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired without revocation. The "Effective Date" of this Agreement shall be the eighth day after Executive has signed this Agreement without having revoked it.

12. **Sections 409A and 280G/4999.**

(a) **Section 409A.** It is intended that all payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") or, to the extent not exempt from Section 409A of the Code, shall comply with the requirements of Section 409A of the Code. This Agreement shall be construed, administered and governed in a manner that affects such intent. Specifically, all payments and benefits provided under this Agreement are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if Executive is a "specified employee" (within the meaning of Section 409A of the Code), as determined under the Company's policy for identifying specified employees on the date of her "separation from service" (within the meaning of Section 409A of the Code), then all amounts due under this Agreement that constitute a "deferral of compensation" (within the meaning of Section 409A of the Code) that are provided as a result of her separation from service, and that would otherwise be paid or provided during the first six (6) months following the date of her separation from service, shall be accumulated through and paid or provided on the first business day that is more than six (6) months after the date of the date of her separation from service (or, if Executive dies during such six (6)-month period, within ninety (90) days after Executive's death). With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder. The tax treatment of the payments and benefits provided under this Agreement are not warranted or guaranteed by the Company. The Company, its respective directors, officers, employees or advisers shall not be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive under this Agreement.

(b) **Sections 280G/4999 of the Code.** Section 6 of the WP ESP shall continue to apply to the amounts paid hereunder to the extent said Section 6 is applicable to any such amounts and in accordance with applicable law. The parties agree that under no circumstance shall Executive be entitled to any gross-up payment for any payments made under this Agreement which are found to be

subject to excise tax under Section 4999 of the Code ("Excise Tax"). Executive shall be solely responsible for the payment of any such Excise Tax. FIS shall meet its obligation to withhold Excise Tax at the time of payment to Executive if so determined pursuant to said Section 6 and applicable law. For the avoidance of doubt, Section 26 of the Employment Agreement shall not apply hereunder.

13. **Applicable Law.** This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Agreement shall be brought only in a state or federal court of competent jurisdiction in Jacksonville, Florida

14. **Execution.** This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile and by electronic mail in PDF format shall be deemed to be their original signatures for all purposes.

[*Remainder of Page Intentionally Left Blank; Signatures on Following Page*]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company and Executive hereby execute this Separation Agreement, Waiver and Release, consisting of ten (10) pages (including this signature page) and including fourteen (14) enumerated paragraphs, by signing below voluntarily and with full knowledge of the significance of all of its provisions.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Cincinnati, Ohio this 31 day of August, 2020.

S Ferris

Stephanie Ferris

Sworn to and subscribed before me this 31st day of August, 2020.

Patricia E. Marconi

Notary Public, State of Ohio at Large. My Commission expires

NOTARIAL SEAL STATE OF OHIO

PATRICIA E MARCONI
Notary Public
In and for the State of Ohio
My Commission Expires
February 14, 2021

X Personally known.

______ Produced ________________ as identification.

Executed at Jacksonville, Florida , this 31st day of August, 2020.

Fidelity National Information Services, Inc.

By: Marc M. Mayo

Print Name: Marc M. Mayo

Its: Corporate EVP + Chief Legal Officer

Sworn to and subscribed before me this 31st day of August, 2020.

[signature]

Notary Public, State of Florida at Large. My Commission expires

FLORIDA NOTARY ASSOCIATION SINCE 1978

James Wiley
Notary Public
State of Florida
Comm# HH002318
Expires 5/20/2024

X Personally known.

______ Produced ________________ as identification.